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                                                                    EXHIBIT 99.1


                                  CONTACT: Mark Tubb
                                           Vice President, Investor Relations
                                           813-829-2408
                                           mhtubb@intermedia.com

                                           Alan Hill
                                           Director, Public Relations
                                           813-829-4409
                                           jahill@intermedia.com


      INTERMEDIA COMMUNICATIONS' SHAREHOLDERS APPROVE MERGER WITH WORLDCOM

                     MERGER COMPLETION EXPECTED JULY 1, 2001

TAMPA, FL - JUNE 19, 2001 - Intermedia Communications Inc. (Nasdaq: ICIX) today announced that shareholders of the company approved the proposal to adopt the Agreement and Plan of Merger by and among Intermedia, WorldCom, Inc. and a wholly-owned subsidiary of WorldCom, Inc., as amended by the First Amendment to Agreement and Plan of Merger and the Second Amendment to Agreement and Plan of Merger dated as of February 15, 2001 and as of May 14, 2001, respectively.

Per the terms of the Agreement, Intermedia stockholders will receive one share of WorldCom group stock and 1/25 of a share of MCI group stock for each share of Intermedia common stock they own at the completion of the merger. WorldCom and Intermedia expect to complete the merger on July 1, 2001.

Statements contained in this news release regarding expected financial results and other planned events are forward-looking statements, subject to uncertainties and risks, including, but not limited to, the demand for Intermedia's services and the ability of the Company to successfully implement its strategies, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized under the caption "Risk Factors" in the Company's Form 10-K Annual Report for its fiscal year ended December 31, 2000 and are updated periodically through the filing of reports and registration statements with the Securities and Exchange Commission.

ABOUT INTERMEDIA
Intermedia Communications is dedicated to providing fully integrated next generation data-centric solutions to the complex communications needs of business and government customers in major U.S. markets. Intermedia offers broadband data, high-speed Internet access, advanced network and voice services. Headquartered in Tampa, FL, Intermedia is among the largest independent Competitive Local Exchange Carriers, the nation's fourth largest frame relay provider, a leading systems integration provider, a leading Internet Service Provider and the nation's largest provider of multi-tenant services. Intermedia is also the majority owner of Digex, a leading provider of managed Web and application hosting services for some of the world's leading companies that rely on the Internet as a critical business tool.

INTERNET USERS: Intermedia news releases, investor contacts and other useful information are available on Intermedia's Web site at www.intermedia.com. To receive news releases by e-mail or to request that information be mailed to you, please visit the Investor Relations section of the Web site, and go to the "Request Information" link.

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